Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the joint Registration Statements on Form S-3 (Nos. 333-106553, 333-106553-01, 333-276711, and 333-276711-01) of Carnival Corporation and Carnival plc, the joint Registration Statements on Form S-8 (Nos. 333-237616, 333-237616-01, 333-257471, 333-257471-01, 333-272977, 333-272977-01, 333-288351, and 333-288351-01) of Carnival Corporation and Carnival plc, the Registration Statement on Form S-3 (No. 33-63563) of Carnival Corporation, the Registration Statement on Form S-8 (No. 33-51195) of Carnival Corporation and the Registration Statements on Form S-8 (Nos. 333-124640 and 333-104609) of Carnival plc of our report dated January 26, 2024, relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Miami, Florida
January 27, 2026